Exhibit 23.2

CONSENT OF WRIGHT & COMPANY, INC.

As independent oil and gas consultants, Wright & Company, Inc. hereby consents to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-155745) and Form S-8 (File No. 333-126444) of Petroleum Development Corporation of all references to our firm and information from our reserves report dated August 18, 2010, included in or made a part of the Petroleum Development Corporation's Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission on March 4, 2010, and our summary report attached as Exhibit 99.2 to the amendment on Form 10-K/A to such Annual Report on Form 10-K filed on or about August 27, 2010.

Wright & Company, Inc.

by: D. Randall Wright President

Brentwood, TN
August 27, 2010